Exhibit 99.1

Capitala Finance Corp. Reports Fourth Quarter and Full Year 2020 Results

CHARLOTTE, NC, March 8, 2021--Capitala Finance Corp. (Nasdaq:CPTA) ("Capitala", the “Company”, “we”, “us”, or “our”) today announced its financial results for the fourth quarter and full year ended December 31, 2020.

Fourth Quarter Highlights

•	Net asset value per share of $40.19 at December 31, 2020, compared to $39.99 at September 30, 2020
•	Closed $25.0 million senior secured credit facility with KeyBank, N.A.
•	Cash balances of $49.9 million at December 31, 2020 will allow for further reductions in the Company’s debt-to-equity ratio and will allow us to evaluate investment opportunities

Full Year Highlights

•	Increase of approximately 7% in net asset value per share since the onset of the COVID-19 pandemic (March 31, 2020)
•	Total debt-to-equity ratio decreased to 1.98:1 at December 31, 2020, compared to 2.72:1 at March 31, 2020

Management Commentary

In describing the Company’s fourth quarter and full year activities, Joseph B. Alala, III, Chairman and Chief Executive Officer, stated, “Entering 2020, the Company was well positioned, with no non-accrual investments and a robust pipeline of active investment opportunities. Due to the impact the COVID-19 pandemic had on lower middle market small businesses, we were forced to focus on liquidity, reducing the debt-to-equity ratio of the Company, and stabilizing our net asset value.”

Fourth Quarter 2020 Financial Results

Total investment income was $5.7 million for the fourth quarter of 2020, compared to $9.6 million in the fourth quarter of 2019. The decline was attributable to lower interest and fee income, resulting primarily from a decrease in our debt portfolio.

Total expenses for the fourth quarter of 2020 were $5.7 million, compared to $7.7 million for the fourth quarter of 2019. Interest and financing expenses declined by $1.4 million, resulting from the $59.0 million repayment of SBA-guaranteed debentures and $2.2 million of bond repurchases of our 2022 Notes during the third quarter of 2020. Management fees decreased by $0.5 million due to a decline in total assets.

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Net realized gains totaled $0.6 million, or $0.23 per share, for the fourth quarter of 2020, compared to net realized gains of $1.2 million, for the same period in 2019.

There was net unrealized depreciation of $12 thousand for the fourth quarter of 2020, compared to net unrealized depreciation of $3.1 million for the fourth quarter of 2019.

The net increase in net assets resulting from operations was $0.5 million for the fourth quarter of 2020, or $0.20 per share, compared to a net decrease of $0.1 million, or $0.03 per share, for the same period in 2019.

Full Year 2020 Financial Results

Total investment income was $26.4 million for the year ended December 31, 2020, compared to $44.0 million for the same period in 2019. Interest and fee income collectively declined $13.1 million, driven by a decrease in debt balances outstanding during the year. Dividend income declined by $3.3 million due to $1.0 million in dividends received from Capitala Senior Loan Fund II, LLC, which was wound down during 2020, and several other one-time dividends received from portfolio companies during 2019. PIK income decreased by $1.0 million year-over-year due to a decline in investments with a contractual PIK rate.

Total expenses for the year ended December 31, 2020 were $26.4 million, a decrease of $4.6 million from the comparable period in 2019. Significant variances included (1) $2.0 million decrease in interest and financing expenses, (2) a $1.5 million decrease in base management fees, and (3) a $1.2 million decrease in incentive fees, net of the waiver.

Net realized losses totaled $24.0 million, or $8.88 per share, for the year ended December 31, 2020, compared to net realized losses of $19.8 million, or $7.35 per share, for the same period in 2019.

Net unrealized depreciation totaled $11.6 million, or $4.29 per share, for the year ended December 31, 2020, compared to net unrealized depreciation of $20.3 million, or $7.56 per share, for the same period in 2019.

The net decrease in net assets resulting from operations was $35.4 million, or $13.08 per share, for the year ended December 31, 2020, compared to a net decrease in net assets resulting from operations of $27.6 million, or $10.29 per share, for the same period in 2019.

Net assets at December 31, 2020 were $108.9 million, or $40.19 per share, compared to $148.1 million, or $54.84 per share, at December 31, 2019.

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Investment Portfolio

As of December 31, 2020, our portfolio consisted of 36 companies with a fair market value of $274.7 million and a cost basis of $277.7 million. First lien debt investments represented 60.9% of the portfolio, second lien debt investments represented 14.3% of the portfolio, and equity/warrant investments represented 24.8% of the portfolio, based on fair values at December 31, 2020.

At December 31, 2020, the Company had four debt investments on non-accrual status, with a cost basis and fair market value of $37.5 million and $20.8 million, respectively. There were no non-accrual debt investments at December 31, 2019.

Liquidity and Capital Resources

At December 31, 2020, the Company had $49.9 million in cash and cash equivalents. In addition, the Company had SBA-guaranteed debentures outstanding totaling $91.0 million with an annual weighted average interest rate of 2.74%, $72.8 million of fixed rate notes bearing an interest rate of 6.00%, and $52.1 million of convertible notes bearing an interest rate of 5.75%. At December 31, 2020, the Company had $0 drawn and $25.0 million available under its senior secured revolving credit facility with KeyBank, N.A.

Recent Developments

On January 28 ,2021, the Company’s first lien debt investment in Burgaflex Holdings, LLC was repaid at par.

On February 24, 2021, the Company repaid $20.0 million in outstanding SBA-guaranteed debentures, of which $6.0 million was scheduled to mature on March 1, 2021, and of which $14.0 million was scheduled to mature on March 1, 2022.

Fourth Quarter 2020 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 8:30 a.m. EDT on Tuesday, March 9, 2021. The call will be broadcast live in listen-only mode on the Company’s investor relations website at https://investor.capitalagroup.com. To participate in the conference call, please dial (877) 312-5507 approximately 10 minutes prior to the call.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in first lien loans and, to a lesser extent, second lien loans and equity securities issued by lower and traditional middle market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information on Capitala, or to automatically receive email notifications of Company financial information, press releases, stock alerts, or other corporate filings, please visit the Investor Relations section of our website.

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About Capitala Group

Capitala Group is an asset management firm that has been providing capital to lower middle market companies throughout North America for over twenty years. Since our inception in 1998, Capitala Group has invested over $2.0 billion in approximately 171 companies and seeks to partner with strong management teams to create value and aims to generate superior returns for our individual and institutional investors. For more information, definition and details visit our website at www.CapitalaGroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of COVID-19 and related changes in base interest rates and significant volatility on our business, our portfolio companies, our industry and the global economy. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall

CFO|COO

sarnall@capitalagroup.com

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Capitala Finance Corp.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	As of
	December 31, 2020	December 31, 2019
ASSETS
Investments at fair value:
Non-control/non-affiliate investments (amortized cost of $187,744 and $250,433, respectively)	$172,848	$241,046
Affiliate investments (amortized cost of $80,961 and $80,756, respectively)	93,425	98,763
Control investments (amortized cost of $8,947 and $22,692, respectively)	8,419	22,723
Total investments at fair value (amortized cost of $277,652 and $353,881, respectively)	274,692	362,532
Cash and cash equivalents	49,942	62,321
Interest and dividend receivable	2,286	1,745
Prepaid expenses	1,077	624
Other assets	-	115
Total assets	$327,997	$427,337

LIABILITIES
SBA-guaranteed debentures (net of deferred financing costs of $485 and $1,006, respectively)	$90,515	$148,994
2022 Notes (net of deferred financing costs of $846 and $1,447, respectively)	71,987	73,553
2022 Convertible Notes (net of deferred financing costs of $552 and $916, respectively)	51,536	51,172
ING Credit Facility (net of deferred financing costs of $0 and $1,165, respectively)	-	(1,165)
KeyBank Credit Facility (net of deferred financing costs of $546 and $0, respectively)	(546)	-
Management and incentive fees payable	3,842	3,713
Interest and financing fees payable	1,688	2,439
Accounts payable and accrued expenses	28	518
Total liabilities	$219,050	$279,224

NET ASSETS
Common stock, par value $0.01, 100,000,000 common shares authorized, 2,711,068 and 2,700,628 common shares issued and outstanding, respectively (1)	$27	$27
Additional paid in capital	229,481	238,021
Total distributable loss	(120,561)	(89,935)
Total net assets	$108,947	$148,113
Total liabilities and net assets	$327,997	$427,337

Net asset value per share (1)	$40.19	$54.84

 (1) Authorized, issued and outstanding shares of Capitala Finance Corp.'s (the "Company") common stock and net asset value per share have been adjusted for the periods shown to reflect the one-for-six reverse stock split effected on August 21, 2020 on a retroactive basis.

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Capitala Finance Corp.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	For the three months ended		For the years ended
	December 31,		December 31,
	2020	2019	2020	2019
INVESTMENT INCOME
Interest and fee income:
Non-control/non-affiliate investments	$3,581	$6,563	$17,387	$27,659
Affiliate investments	1,618	1,773	6,650	8,351
Control investments	101	145	410	1,566
Total interest and fee income	5,300	8,481	24,447	37,576
Payment-in-kind interest and dividend income:
Non-control/non-affiliate investments	170	438	1,105	1,721
Affiliate investments	208	258	818	869
Control investments	-	-	-	372
Total payment-in-kind interest and dividend income	378	696	1,923	2,962
Dividend income:
Non-control/non-affiliate investments	-	64	-	1,345
Affiliate investments	-	25	25	50
Control investments	-	320	-	1,904
Total dividend income	-	409	25	3,299
Interest income from cash and cash equivalents	1	48	51	198
Total investment income	5,679	9,634	26,446	44,035

EXPENSES
Interest and financing expenses	3,009	4,371	15,144	17,121
Base management fee	1,440	1,904	6,428	7,967
Incentive fees	-	-	-	1,497
Administrative service fees	350	350	1,400	1,400
General and administrative expenses	942	1,107	3,416	3,295
Expenses before incentive fee waiver	5,741	7,732	26,388	31,280
Incentive fee waiver	-	-	-	(288)
Total expenses	5,741	7,732	26,388	30,992

NET INVESTMENT INCOME (LOSS)	(62)	1,902	58	13,043

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) on investments:
Non-control/non-affiliate investments	502	20,073	(25,016)	16,529
Affiliate investments	110	-	1,451	2,288
Control investments	-	(18,917)	(484)	(38,573)
Net realized gain (loss) on investments	612	1,156	(24,049)	(19,756)
Net unrealized appreciation (depreciation) on investments:
Non-control/non-affiliate investments	(9,195)	(20,655)	(5,509)	(16,116)
Affiliate investments	9,344	1,087	(5,543)	(2,632)
Control investments	(161)	16,441	(559)	(1,558)
Net unrealized depreciation on investments	(12)	(3,127)	(11,611)	(20,306)
Net realized and unrealized gain (loss) on investments	600	(1,971)	(35,660)	(40,062)
Tax provision	-	-	-	(628)
Total net realized and unrealized gain (loss) on investments, net of taxes	600	(1,971)	(35,660)	(40,690)

Net realized gain on extinguishment of debt	-	-	155	-

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$538	$(69)	$(35,447)	$(27,647)

NET INCREASE (DECREASE) IN NET ASSETS PER SHARE RESULTING FROM OPERATIONS – BASIC AND DILUTED (1)	$0.20	$(0.03)	$(13.08)	$(10.29)

WEIGHTED AVERAGE COMMON STOCK OUTSTANDING – BASIC AND DILUTED (1)	2,711,068	2,679,418	2,709,169	2,686,287

DISTRIBUTIONS PAID PER SHARE (2)	$-	$1.50	$1.50	$6.00

(1) Basic and diluted shares of the Company's common stock have been adjusted for the periods shown to reflect the one-for-six reverse stock split effected on August 21, 2020 on a retroactive basis.

(2) Dividends paid per share of the Company's common stock have been adjusted for the periods shown to reflect the one-for-six reverse stock split effected on August 21, 2020 on a retroactive basis.

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